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                                                                  Exhibit p(12)

                         SMITH BREEDEN ASSOCIATES, INC.
                                 CODE OF ETHICS
                             AS OF JANUARY 19, 2006

BUSINESS SPONSOR:          CHIEF COMPLIANCE OFFICER

I. INTRODUCTION

Certain rules under the Investment Advisers Act of 1940 ("IAA") and Investment Company Act of 1940 ("ICA") require Smith Breeden Associates, Inc. ("Smith Breeden" or the "Company") to maintain this C ode of Ethics (the "Code"). The Code requires that each employee of the Company (individually, an "Access Person", collectively, "Access Persons") deal with the Company's clients fairly and equitably, maintain a standard of business conduct consistent with the Company's fiduciary obligations to its clients and comply with all applicable federal securities laws. The requirements of the Code are intended to create safeguards to ensure that the Company's and its Access Persons' duties regarding clients are being fulfilled and to address potential conflicts of interest that may arise when Access Persons maintain Beneficial Ownership in Covered Securities. See Section II for the definitions of Beneficial Ownership and Covered Securities. To further ensure our fiduciary obligations, the Code also imposes certain restrictions on transactions in which Access Persons directly or indirectly acquire or dispose of Beneficial Ownership in Covered Securities and transactions in which an Access Person transacts on behalf of either Client portfolios for which Smith Breeden provides investment management services or in proprietary trading portfolios held for the benefit of Smith Breeden. These restrictions and the associated reporting requirements are discussed further in this Code.

The Code also describes Smith Breeden's responsibilities with respect to maintaining the confidentiality of, and following the legal requirements regarding the treatment of, material, non-public information. Under the Insider Trading and Securities Fraud Enforcement Act of 1988 and Section 204A of the IAA, Smith Breeden, as an investment adviser, has an affirmative statutory obligation to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of Smith Breeden's business, to prevent the misuse of material, non-public information (often called "inside information") by Smith Breeden or persons associated with Smith Breeden. Smith Breeden and its Access Persons can be subject to stringent civil and criminal penalties for trading financial instruments while in possession of material, non-public information regarding such instruments or improperly communicating material, non-public information to others. Accordingly, the Code has provisions regarding the reporting of potentially material, non-public information.

Specific provisions of the ICA, the IAA and other rules applicable to registered investment advisers and to investment advisers for registered investment companies require certain standards of conduct. No Access Person shall, directly or indirectly:

    1. Employ any device, scheme or artifice to defraud a client;

    2. Make to such client any untrue statement of a material fact or fail to state a material fact necessary in order to make the statements made to such client in light of the circumstances under which they are made, no misleading;

    3. Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon such client; or

    4. Engage in any manipulative practice with respect to such client.

Access Persons are required to report potential violations of the Code to the Company's Chief Compliance Officer, who will disclose such information only as necessary to resolve the potential issue pursuant to the Code.

The Company will distribute a copy of the Code of Ethics to all Access Persons
(i) upon commencement of their employment or engagement with Smith Breeden,
(ii) at least annually thereafter and (iii) upon amendment. Upon distribution, Access Persons are required to acknowledge in writing the receipt of the Code and any amendments.

II. TRADING RESTRICTIONS

A.  DEFINITIONS

    ACCESS PERSON:

    1. An Access Person is any director or officer of the Company. An Access Person is also any full-time employee of the Company; or

    2. An Access Person is any person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by accounts managed by Smith Breeden, or whose functions relate to the making of any recommendations with respect to the purchases or sales; or

    3. An Access Person is any person who:

       a. obtains information concerning securities recommendations being made by the Company prior to the effective dissemination of such recommendations or of the information concerning such recommendations, and

       b. is in at least one of the following categories:

            i. is in a control relationship to the Company,

           ii. is an affiliated person of such controlling person, or

          iii. is an affiliated person of such affiliated person.

With respect to part-time employees or staff, the Chief Compliance Officer may deem such individuals to be Access Persons for the purposes of the Code depending on the nature of the individual's responsibilities with the Company. If such an individual is deemed not to be an Access Person, Smith Breeden will distribute to the individual a copy of the Summary Statement on Insider Trading included as Appendix A to the Code. The individual will be required to acknowledge in writing receipt of the Summary Statement on Insider Trading (i) upon commencement of his or her employment or engagement with Smith Breeden,
(ii) at least annually thereafter and (iii) upon amendment.

Interns and Visitors, pose a unique situation in that they may be deemed an Access Person but due to the short nature of their tenure with the company should not be held to the same standard of reporting requirements as a permanent employee of the company. In order to satisfy our Code, these individuals are required to submit the Initial Holdings Report but do not have to submit Quarterly Transactions Reports. Instead they are asked to sign a statement regarding their trading activities at the end of their tenure with Smith Breeden.

BENEFICIAL OWNERSHIP: For the purposes of the Code, an Access Person has a Beneficial Ownership in a financial instrument or account (a) if the Access Person may stand to profit from the financial instrument or account in some way through any contract, arrangement, understanding, relationship or otherwise or
(b) if the Access Person has the ability to exercise investment decision-making powers, or other influence or control, over the financial instrument or account.

With respect to item (a), the term Beneficial Ownership shall mean a relationship by which a person, directly or indirectly, through any contract, arrangement understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a financial instrument or account, subject to the following:

    1. The term pecuniary interest in any class of securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

    2. The term indirect pecuniary interest in any class of securities shall include, but not be limited to, securities held by members of a person's immediate family sharing the same household.

    3. A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity's portfolio.

With respect to item (b), the term Beneficial Ownership shall mean a relationship by which a person has the ability to exercise investment decision-making powers, or other influence or control (i.e., discretionary authority) over a financial instrument or account (excluding Client portfolios for which Smith Breeden provides investment management services).

If an Access Person is uncertain as to whether he or she has Beneficial Ownership in a financial instrument or account, the Access Person should contact the Chief Compliance Officer. In determining whether an Access Person has Beneficial Ownership in a financial instrument or account, the Chief Compliance Officer will interpret Beneficial Ownership (a) as it would be interpreted under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended or (b) as the ability to exercise investment decision-making powers, or other influence or control, over a financial instrument or account (excluding Client portfolios for which Smith Breeden provides investment management services).

CLIENT: For the purposes of the Code, a Client is any person or entity to which the Company provides investment management (both discretionary and non-discretionary), advice, consultation or other services.

COVERED SECURITY: Covered Security shall generally have the meaning set forth in Section 2(a)(36) (see definition below) of the ICA but shall also include, for the purposes of the Code, (a) any derivative financial instrument and (b) any shares of open-end investment companies for which the Company serves as investment adviser.

Section 2(a)(36) includes the following financial instruments: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit -sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty or, or warrant or right to subscribe to or purchase any of the foregoing.

The definition of Covered Security does NOT include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies for which the Company does not serve as investment adviser, or such other securities as may be excepted under the provisions of Rule 17j-1 and
Section 204A-1 from time to time in effect.

FINANCIAL INSTRUMENT: For the purposes of the Code, the term "financial instrument" excludes currency.

Short Swing Transactions: Short swing transactions are defined as profits or losses received within sixty days of a transaction and include (a) profits earned or losses incurred from the purchase of a financial instrument followed by a sale of the same financial instrument within a sixty day period and (b) profits earned or losses incurred from the sale of a financial instrument followed by the purchase of the same financial instrument within a sixty day period. For the purposes of the Code, short swing transactions do no include transactions completed through an automatic investment plan or systematic investment program. Any Access Person determined to be in violation of the prohibition on Short Swing Transactions will be required to disgorge any profits earned as determined by the Chief Compliance Officer. The Access Person will be required to donate the profits of the violation, minus any transaction costs, to Smith Breeden's charitable donation committee. This disgorgement must be made before the end of the following quarter and documentation of such donation submitted to the Compliance Department.

B. OVERALL TRADING RESTRICTIONS

The following trading restrictions apply to transactions in which an Access Person directly or indirectly acquires or disposes of Beneficial Ownership in a Covered Security as well as situations in which an Access Person executes a transaction in a Client portfolio for which Smith Breeden provides investment management services or a proprietary trading portfolio held for the benefit of Smith Breeden:

    1. Access Persons must ensure that a contemplated transaction does not work to defraud, deceive or engage in any manipulative practice with respect to a Client.

    2. No Access Person may engage in a transaction (including directly or indirectly acquiring or disposing of Beneficial Ownership) in a financial instrument while in possession of material, non-public information concerning such financial instrument.

Additional trading restrictions (specific to the capacity in which the Access Person in executing the transaction) are described below.

C. TRADING RESTRICTIONS WITH RESPECT TO TRANSACTION IN WHICH AN ACCESS PERSON DIRECTLY OR INDIRECTLY ACQUIRES OR DISPOSES OF BENEFICIAL OWNERSHIP IN A FINANCIAL INSTRUMENT. Prior to directly or indirectly acquiring or disposing of Beneficial Ownership in a financial instrument, an Access Person is required to follow certain additional procedures (depending on what type of financial instrument is involved in the contemplated transaction). With respect to:

    1. TRADING IN FINANCIAL INSTRUMENTS OFFERED PURSUANT TO AN INITIAL PUBLIC OFFERING OR A LIMITED OFFERING (WHICH MEANS AN OFFERING THAT IS EXEMPT FROM REGISTRATION UNDER SECTIONS 4(2) OR 4(6) OF THE SECURITIES ACT OF 1933 OR UNDER RULES 504, 505 OR 506 OF SUCH ACT), Access Persons must receive permission from the Chief Compliance Officer prior to directly or indirectly acquiring or disposing of Beneficial Ownership in such financial instruments.

    2. TRADING IN DIRECT OBLIGATIONS OF THE GOVERNMENT OF THE UNITED STATES, BANKERS' ACCEPTANCES, BANK CERTIFICATES OF DEPOSIT, COMMERCIAL PAPER AND SHARES OF REGISTERED OPEN-EN INVESTMENT COMPANIES FOR WHICH THE COMPANY DOES NOT SERVE AS INVESTMENT ADVISER, OR SUCH OTHER SECURITIES AS MAY BE EXCEPTED UNDER THE PROVISIONS OF RULE 17J-1 AND SECTION 204A-1 FROM TIME TO TIME IN EFFECT, such instruments are not Covered Securities and Access Persons may directly or indirectly acquire or dispose of Beneficial Ownership in such instruments and are not required to report transactions in such instruments under the Code.

    3. TRADING IN SHARES OF OPEN-END INVESTMENT COMPANIES FOR WHICH THE COMPANY SERVES AS INVESTMENT ADVISER, Access Persons are restricted from making Short Swing Transactions in shares of open-end investment companies for which the Company serves as investment adviser.

    4. TRADING IN COMMODITIES AND INDEX BASED/CURRENCY BASED/INTEREST RATE DERIVATIVE FINANCIAL INSTRUMENTS, Access Persons may directly or indirectly acquire or dispose of Beneficial Ownership in such financial instruments as long as such financial instruments or the underlying financial instruments do not appear on the Current Restricted List at the time of the contemplated transaction. If such financial instruments or the underlying financial instruments do appear on the Current Restricted List at the time of the contemplated transaction, Access Person may directly or indirectly acquire or dispose of Beneficial Ownership in such financial instruments if the contemplated transaction does not violate the daily volume test described below.

    5. TRADING IN STOCKS, (DEFINED AS EQUITY SECURITIES TRADED ON A RECOGNIZED NATIONAL OR INTERNATIONAL EXCHANGE INCLUDING NASDAQ AND INCLUDES CLOSED-END FUNDS TO THE EXTENT THE CLOSED-END FUND IS AN EQUITY SECURITY TRADED ON A RECOGNIZED NATIONAL OR INTERNATIONAL EXCHANGE), EXCHANGE TRADED PREFERRED STOCKS AND NON-INDEX BASED/CURRENCY BASED/INTEREST RATE DERIVATIVE FINANCIAL INSTRUMENTS, Access Persons may directly or indirectly acquire or dispose of Beneficial Ownership in such financial instruments as long as such financial instruments do not appear on the Current Restricted List or the Short Swing Transactions Prohibited List at the time of the contemplated transaction.

         a. With respect to such instruments that appear on the Current Restricted List at the time of the contemplated transaction, an Access Person must receive permission from the Chief Compliance Officer prior to directly or indirectly acquiring or disposing of Beneficial Ownership in such instruments.

         b. With respect to such instruments that appear on the Short Swing Transaction Prohibited List at the time of the contemplated transaction, an Access person may directly or indirectly acquire or dispose of Beneficial Ownership in such instruments as long as the Access Person would not earn Short Swing profits.

    6. TRADING IN OPEN-END EXCHANGE-TRADED FUNDS (ETFS), Access Persons must report holdings of, and trades in, shares of exchanged traded funds.

    7. TRADING IN FINANCIAL INSTRUMENTS OTHER THAN THOSE LISTED ABOVE, Access Persons must receive permission from the Chief Compliance Officer prior to directly or indirectly acquiring or disposing of Beneficial Ownership in such financial instruments.

       Trading in financial instruments on the Current Restricted List is not always strictly prohibited. There are some exceptions as described below.

         a. With respect to commodities and index based/currency based/interest rate derivative financial instruments appearing on the Current Restricted List, an Access Person must conduct the volume test described below to asses how trading in such instruments is restricted under the Code.

       VOLUME TEST

       If an Access Person wishes to directly or indirectly acquire or dispose of Beneficial Ownership in such financial instruments appearing on the Current Restricted List or such financial instruments for which the underlying financial instrument appears on the Current Restricted List, then the Access Person must ensure that the total amount of his or her daily purchases and sales of contracts of the financial instrument to be traded does not exceed in the aggregate the greater of either:

         i. 1% of the average contract trading volume of the relevant contract to be traded for the pervious five trading days, or

        ii. 1% of the number of such contracts to be traded outstanding on the previous day.

       For the purposes of these volume limits, (a) different types of derivative financial instruments (for example, security futures and options on the same underlying financial instrument) will be treated as separate contracts and (b) each distinct derivative financial instrument (for example, the June 2007 Eurodollar future & the September 2007 Eurodollar future) will be treated as a separate contract.

       Purchasers or sales of a futures contract in connection with the pending expiration of a current contract (the "rolling" of a contract to a future month contract) will not count toward any volume limit.

       b. With respect to stocks, preferred stocks and non-index based/currency based/interest rate derivative financial instruments (item 5. above) appearing on the Current Restricted List, an Access Person must contact the Chief Compliance Officer for permission prior to directly or indirectly acquiring or disposing of Beneficial Ownership. The Chief Compliance Officer will evaluate the situation to determine whether or not to allow the Access Person to directly or indirectly acquire or dispose of his or her Beneficial Ownership in the Covered Security. The Chief Compliance Officer will notify the Access Person in writing, including via email, of such approval. The transaction must be executed by the end of the business day following the day of receipt of approval from the Chief Compliance Officer.

D. TRADING RESTRICTIONS WITH RESPECT TO TRANSACTIONS EXECUTED BY ACCESS PERSONS IN CLIENT OR SMITH BREEDEN PROPRIETARY PORTFOLIOS

In addition to the overall provisions in this Section, certain additional trading restrictions apply in situations in which the Access Person executes a transaction in a Client portfolio for which Smith Breeden provides investment management services or in a proprietary trading portfolio held for the benefit of Smith Breeden. With respect to executing a transaction in a Client portfolio for which Smith Breeden provides investment management services or in a proprietary trading portfolio held for the benefit of Smith Breeden, Access Persons are prohibited from transacting in financial instruments appearing on the Client/Smith Breeden Proprietary Restricted List.

         A FLOWCHART SUMMARIZING THE RESTRICTIONS ABOVE CAN BE FOUND ON THE NEXT PAGE. ACCESS PERSONS ARE REMINDED THAT, IN ADDITION TO THE TRADING RESTRICTIONS DESCRIBED ABOVE, TRADING IN CERTAIN FINANCIAL INSTRUMENTS MAY ALSO BE RESTRICTED BY APPLICABLE LAW.
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

                                                     TRADING RESTRICTIONS

PRIOR TO DIRECTLY OR INDIRECTLY ACQUIRING OR DISPOSING OF BENEFICIAL OWNERSHIP IN A FINANCIAL INSTRUMENT, an Access Person is
required to follow certain procedures depending on what type of financial instrument is involved in the contemplated transaction. In addition, an Access Person must confirm that the contemplated transaction does not work to defraud, deceive or engage in any manipulative practice with respect to a Client.

FINANCIAL INSTRUMENT                                                    ACTION REQUIRED
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FINANCIAL INSTRUMENTS OFFERED PURSUANT TO AN INITIAL       ------>      MUST RECEIVE PERMISSION FROM THE CHIEF COMPLIANCE
PUBLIC OFFERING OR A LIMITED OFFERING AS DESCRIBED IN                   OFFICER PRIOR TO ACQUIRING OR DISPOSING OF BENEFICIAL
THE CODE OF ETHICS                                                      OWNERSHIP IN THE FINANCIAL INSTRUMENT.
------------------------------------------------------------------------------------------------------------------------------
DIRECT OBLIGATIONS OF THE U.S. GOVERNMENT, BANKERS'        ------>      MAY DIRECTLY OR INDIRECTLY ACQUIRE OR DISPOSE OF
ACCEPTANCE, BANK CD, CP OR SHARES OF A REGISTERED                       BENEFICIAL OWNERSHIP IN THE FINANCIAL INSTRUMENT.
OPEN-END INVESTMENT COMPANY FOR WHICH THE COMPANY DOES
NOT SERVE AS INVESTMENT ADVISER.
------------------------------------------------------------------------------------------------------------------------------
SHARES OF AN OPEN-END INVESTMENT COMPANY FOR WHICH THE     ------>      MUST NOT EARN SHORT SWING PROFITS AS A RESULT OF THE
COMPANY SERVES AS AN INVESTMENT ADVISER.                                TRANSACTION.
------------------------------------------------------------------------------------------------------------------------------
COMMODITIES AND INDEX BASED/CURRENCY BASED/INTEREST        ------>      IF INSTRUMENT OR UNDERLYING IS ON THE CURRENT
RATE DERIVATIVES.                                                       RESTRICTED LIST, TRANSACTION MUST COMPLY WITH VOLUME
                                                                        TEST DESCRIBED IN SECTION IV.A. OF THE CODE.
------------------------------------------------------------------------------------------------------------------------------
STOCKS, NON-INDEX BASED/CURRENCY BASED/INTEREST RATE       ------>      IF INSTRUMENT IS ON THE CURRENT RESTRICTED LIST, MUST
DERIVATIVES.                                                            RECEIVE PERMISSION FROM THE CHIEF COMPLIANCE OFFICER
                                                                        PRIOR TO ACQUIRING OR DISPOSING OF BENEFICIAL OWNERSHIP
                                                                        IN THE FINANCIAL INSTRUMENT. IF INSTRUMENT IS ON THE
                                                                        SHORT SWING PROFITS AS A RESULT OF THE TRANSACTION.
------------------------------------------------------------------------------------------------------------------------------
ANY OTHER FINANCIAL INSTRUMENT                             ------>      MUST RECEIVE PERMISSION FOR THE CHIEF COMPLIANCE
                                                                        OFFICER PRIOR TO ACQUIRING OR DISPOSING OF BENEFICIAL
                                                                        OWNERSHIP IN THE FINANCIAL INSTRUMENT.
------------------------------------------------------------------------------------------------------------------------------

WITH RESPECT TO EXECUTING A TRANSACTION IN A CLIENT PORTFOLIO FOR WHICH SMITH BREEDEN PROVIDES INVESTMENT MANAGEMENT SERVICES
OR IN A PROPRIETARY TRADING PORTFOLIO HELD FOR THE BENEFIT OF SMITH BREEDEN, ACCESS PERSONS ARE PROHIBITED FROM TRANSACTING IN
FINANCIAL INSTRUMENTS APPEARING ON THE CLIENT/SMITH BREEDEN PROPRIETARY RESTRICTED LIST.

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E. THE CURRENT RESTRICTED LIST, THE SHORT SWING PROFITS PROHIBITED LIST & THE
CLIENT/SMITH BREEDEN PROPRIETARY RESTRICTED LIST (COLLECTIVELY, THE "RESTRICTED LISTS")

The Restricted Lists will be updated, as warranted, by the Compliance Department and available on the Company's Intranet. Access Persons that do not have access to the Company's Intranet may access the Restricted Lists via a password restricted login on the Company's website (www.smithbreeden.com)

    1. THE CURRENT RESTRICTED LIST

    The following financial instruments will be listed on the Current Restricted List:

    a. All derivative financial instruments held by any discretionary or non-discretionary Client in a Smith Breeden managed portfolio, including portfolios for which Smith Breeden only provides analytical consulting services;

    b. Any financial instruments that a Portfolio Manager has asked to be listed. Portfolio Managers are responsible for providing the Chief Compliance Officer with financial instruments that they believe, in their reasonable discretion, should be included on the Current restricted list;

    c. The financial instruments of any publicly traded Portfolio Adviser or Rate Risk Analyst Client of Smith Breeden believed to have an earnings report due. Such Client will be placed on the Current Restricted List two weeks prior to the beginning of the month in which earnings are released; typically this date will be the fifteenth day of the last month of each calendar quarter. The Client shall be removed from the Current Restricted List no sooner than the business day after the day earnings are publicly announced, where public announcement is deemed to coincide with the first broadcast or publication or a wire service report containing a report of the Client earnings; and

    d. Any other financial instruments which the Chief Compliance Officer determines should appear on the Current Restricted List, including financial instruments for which Access Persons may have material, non-public information concerning the issuer of such instruments.

    2. THE SHORT SWING TRANSACTIONS PROHIBITED LIST

    The following financial instruments will be listed on the Short Swing Transactions Prohibited List

    a. The financial instruments of any publicly traded entity to which Smith Breeden provides investment management, advice, consultation or other services. This shall also include financial instruments of publicly traded sponsors of retirement plan or other Clients of Smith Breeden;

    b. Shares of any open-end investment company for which the Company services as investment adviser; and

    c. Any other financial instruments which the Chief Compliance Officer determines should appear on the Short Swing Transactions Restricted List.

    Any Access Person determined to be in violation of the prohibition of Short Swing Transactions will be required to disgorge any profits earned as determined by the Chief Compliance Officer. The Access Person will be required to donate the profits of the violation minus any transaction costs to Smith Breeden's charitable donation committee. This disgorgement must be made before the end of the following quarter and documentation of the payment to the committee submitted to the Compliance Department.

    3. THE CLIENT/SMITH BREEDEN PROPRIETARY RESTRICTED LIST

    The following financial instruments will be listed on the Client/Smith Breeden Proprietary Restricted List:

    a. The financial instruments of any publicly traded Portfolio Adviser or Rate Risk Analyst Client of Smith Breeden believed to have an earnings report due. Such Client will be placed on the Client/Smith Breeden Proprietary Restricted List two weeks prior to the beginning of the month in which earnings are released; typically this date will be the fifteenth day of the last month of each calendar quarter. The Client shall be removed from the Client/Smith Breeden Proprietary Restricted List no sooner than the business day after the day earning are publicly announced, where public announcement is deemed to coincide with the first broadcast or publication of a wire service report containing a report of the Client earnings; and

    b. Any other financial instruments which the Chief Compliance Officer determines should appear on the Client/Smith Breeden Proprietary Restricted List, including financial instruments for which Access Persons may have material, non-public information concerning the issuer of such instruments.

F. REPORTING REQUIREMENTS

The Code imposes reporting requirements for certain financial instruments and accounts. Some reporting requirements are applicable to holdings of and transactions involving Covered Securities in which an Access Person has Beneficial Ownership. Other reporting requirements are applicable to accounts in which an Access Person may have Beneficial Ownership (but the financial instruments in the account may not fall within the definition of Covered Securities).

Each Access Person is required to submit the reports listed below. The making of any of the reports shall not be construed as an admission by the Access person making such report that he or she has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates, and the existence of any report shall not be construed as an admission that any event reported on constitutes a violation of the Code.

    1. INITIAL HOLDINGS REPORT

    An initial holdings report shall be made not later than 10 days after a person becomes an Access Person. The information must be current as of a date no more than 45 days prior to the person becoming an Access Person. The report shall contain the following information:

    a. The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount or relevant indicator of quantity owned (e.g. for future contracts the relevant indicator would be the number or contracts) of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

    b. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any financial instruments are held for the direct or indirect benefit of the Access Person; and

    c. The date the report is submitted by the Access Person.

    2. QUARTERLY TRANSACTION & ACCOUNT OPENING REPORTS

    A quarterly report shall be made no later than 30 days after the end of a calendar quarter. The report shall contain the following information:

    a. With respect to any transaction during the quarter in a Covered Security in which an Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership, the report shall contain the following:

           i. The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount or relevant indicator of each Covered Security involved;

          ii. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

         iii. The price of the Covered Security at which the transaction was effected;

          iv. The name of the broker, dealer or bank with or through which the transaction was effected; and

           v. The date that the report is submitted by the Access Person

    b. With respect to any account established by the Access Person in which any financial instruments were held during the quarter for the direct or indirect benefit of the Access Person, the report shall contain the following:

           i. The name of the broker, dealer or bank with whom the Access Person established the account;

          ii. The date the account was established; and the date that the report is submitted by the Access Person.

    3. ANNUAL HOLDINGS REPORT

    An annual holdings report shall be made not later than 30 days after the end of each year. The report shall contain the following information (which information must be current as of a date no more than 45 days before the report is submitted):

    a. The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount or relevant indicator of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

    b. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any financial instruments were held for the direct or indirect benefit of the Access Person; and

    c. The date that the report is submitted by the Access Person.

     Access Persons may submit copies of brokerage account statements and/or confirmations to fulfill the reporting requirements in A., B. and C. above if such statements contain all the information required in the named reports and are received within the time periods referenced above.

     Access Persons are reminded that they are also responsible for delivering the reports listed above with respect to Covered Securities in which they have Beneficial Ownership that are not held in brokerage accounts.

G. TERMINATED EMPLOYEES

   On their last date of employment with Smith Breeden, terminated employees are required to sign a statement regarding their trading activities since their last quarterly review. In cases where they are not present to sign this document, this statement will be sent by certified mail with return receipt or by overnight courier to their last known address for completion.

H. PROCEDURES FOR REQUESTING EXEMPTIONS FROM REPORTING REQUIREMENTS AND TRADING RESTRICTIONS

An Access Person may not be required to deliver the reports listed above with respect to Covered Securities held in accounts over which an Access Person has no direct or indirect influence or control. The Chief Compliance Officer will determine on a case-by-case basis whether an account qualifies for this exemption. In the event that an account qualifies for this exemption, such account shall be deemed to be exempt from the Reporting Requirements as well as the Trading Restrictions described in this Section of the Code.

III. ACCESS TO MATERIAL, NON-PUBLIC INFORMATION

MATERIAL, NON-PUBLIC INFORMATION

Information is "non-public" when it has not been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, the following would be considered public information: (a) information found in a public filing with the SEC or a stock exchange, (b) information disseminated by the issuer or securities analysts to the investment community through written reports or public meetings, or (c) information appearing in publications of general circulation (for example, Bloomberg, Dow Jones News Service, Reuters Economic Services, The Wall Street Journal, etc.). Information has not been effectively communicated to the public if there has been: (a) selective disclosure to Smith Breeden or other institutional investors or to select groups of analysts or brokers, (b) partial disclosure as long as material component of the inside information remains undisclosed, or (c) insufficient time for the relevant securities market(s) to trade on the information.

Non-public information is deemed to be "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Generally, this is information the disclosure of which would have an impact on the price of a company's securities. No simple "bright line" test exists to determine when information is material: assessments of materiality involve a highly fact-specific inquiry. Material information often relates to a company's results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, and extraordinary management developments. Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press may be deemed material.

In order to guard against the misuse of material, non-public information, Access Persons are subject to the following provisions regarding such information as well as certain Trading Restrictions as described in Section II.

    1. Any Access Person that believes he or she has received information that might constitute material, non-public information with respect to any issuer must immediately notify the Chief Compliance Officer. Any uncertainty on whether information is material, non-public information must be resolved by referring the question to the Chief Compliance Officer.

       Such Access Person must also fully inform the Chief Compliance Officer on: (i) whether other individuals (including Access Persons or other individuals) are aware of the information; (ii) what steps have been taken to prevent the information from being disseminated beyond those Access Persons or other individuals who already have knowledge of it;
       (iii) whether the Access Person or other individuals may be in a position to receive further information on a regular or occasional basis; and (iv) any other information that the Chief Compliance Officer requests.

       Access Persons are strictly prohibited from providing access to material, non-public information about the Company's securities recommendations and the Company's Clients' securities holdings and transactions to persons who do not need such information to perform their duties to the Company or the Company's Clients. For example, In the Matter of Alliance Capital Management, L.P. ("Alliance"), the SEC found that employees of Alliance provided material, non-public information about the portfolio holdings of certain mutual funds managed by Alliance to at least one market timer (See Advisers Act Release No. 2205A, January 15, 2004). This disclosure enabled that market timer to profit from market timing to the detriment of Alliance's other long-term mutual fund shareholders. Thus, all Access Persons must take great care in protecting material, non-public information with respect to Smith Breeden's recommendations, holdings and transactions

    2. All Access Persons must take great care in protecting material, non-public information with respect to Smith Breeden's recommendations, holdings and transactions.

    3. Disclosing material, non-public information to inappropriate personnel whether for consideration or not (i.e., tipping) is prohibited. Disclosing material, non-public information to family, friends or acquaintances may be grounds for immediate termination. Material, non-public information must be disseminated on a "need to know" basis only to appropriate personnel. The Chief Compliance Officer must be consulted should a question arise as to who should be privy to material, non-public information.

    4. Access Persons in possession of material, non-public information must take great care to restrict access to such information in accordance with the procedures outlined in the Company's PROCEDURES TO SAFEGUARD CLIENT INFORMATION AND ELECTRONIC SYSTEM USE POLICY AND PRIVACY POLICY WITH RESPECT TO NON-PUBLIC PERSONAL INFORMATION OF CLIENTS.

    5. No Access Person should engage in a transaction in a financial instrument while in possession of material, non-public information concerning such financial instrument. This includes situations in which the Access Person directly or indirectly acquires or disposes of Beneficial Ownership or in which the Access Person executes a transaction in a Client portfolio for which Smith Breeden provides investment management services or a proprietary trading portfolio held for the benefit of Smith Breeden. For the purposes of the Code, financial instruments of an issuer include any debt, equity or other instruments issued by the issuer as well as any derivative financial instruments on such debt, equity or other instruments issued by the issuer (for example, stock options, security futures).

IV.  SERVICE ON A BOARD OF DIRECTORS

Access Persons may not serve on the board of directors of any publicly traded company or any company or entity for which securities are issued under an exemptioni from registration under Sections 4(2) or 4(6) of the Securities Act of 1933 or under Rules 504, 505 or 506 of such Act (excluding Smith Breeden Associates, Inc. or any Smith Breeden sponsored pooled investment vehicles) without prior authorization of the Chief Compliance Officer and the Company's Board of Directors. The Chief Compliance Officer and the Company's Board of Directors will authorize service if the Chief Compliance and the Company's Board of Directors determine that the board service would not be inconsistent with the interests of the Company, its shareholder and its Clients.

V. POLICY OVERSIGHT & AMENDMENT

The Chief Compliance Officer is responsible for administering the Code, which includes:

    1. Monitoring Access Persons' transactions in financial instruments;
    2. Maintaining a list of all Access Persons;
    3. Obtaining written acknowledgements required under the Code;
    4. Notifying all Access Persons of their reporting obligations under the Code;
    5. Reviewing all transactions and holding reports submitted by Access
       Persons;
    6. Maintaining the Restricted Lists described in the Code; and
    7. Maintaining applicable documentation of approvals granted under the Code.

The Chief Compliance Officer may at any time delegate any or all of his or her duties as defined above to a member of the Company's staff, subject to the Chief Compliance Officer's general supervision, provided, however, that the Chief Compliance Officer retains ultimate responsibility for any duties delegated under the Code.

Any Access Person who questions whether a contemplated transaction is prohibited by the Code should discuss the transaction with the Chief Compliance Officer prior to proceeding with the transaction.

In regards to the monitoring of the trading activities of the Chief Compliance Officer, the Chief Operating Officer reviews their Quarterly and Annual Transaction Reports.

The Board of Directors of the Chief Compliance Officer may amend the Code. The Board of Directors must approve a material amendment to the Code prior to the implementation of the material amendment.

VI.  REPORTING VIOLATIONS AND REMEDIAL ACTIONS

All reports of securities transactions and any other information filed with the Company pursuant to the Code shall be treated as confidential subject to the reporting obligations above. However, in the following situations Smith Breeden may, and retains the right to, disclose such information: (1) to auditors, consultants or other parties engaged by Smith Breeden for the purpose of reviewing Smith Breeden's compliance with applicable regulations, laws and/or Smith Breeden's own policies and procedures; (2) to Smith Breeden's Board of Directors pursuant to the reporting requirement of the Code; (3) pursuant to a governmental or regulatory body audit or investigation; (4) pursuant to a court or administrative order, subpoena or discovery request; or (5) as otherwise required or advisable under applicable law or regulation.

These reports include the following, so long as they are required by law:

    1. A copy of the Code and any other Code of Ethics, which is, or at any time within the past five years has been, in effect shall be preserved in an appropriate office of the Company;

    2. A record of any violation of the Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs, the first two years in an appropriate office of the Company;

    3. A record of all written acknowledgments required under the Code for each person who was or is currently required to complete such acknowledgment shall be preserved for a period of not less than five years in an appropriate office of the Company. This record also includes all written acknowledgements for subsequent amendments to the Code;

    4. A copy of each report made pursuant to the Code by any Access Person shall be preserved in an easily accessible place for a period of not less than five years form the end of the fiscal year in which it is made, the first two years in an appropriate office of the Company;

    5. A list of all persons who are, or within the past five years have been, required to make reports pursuant to the Code or who are, or within the past five years have been responsible for reviewing these reports, shall be maintained in an appropriate office of the Company;

    6. A copy of all records relating to any decision, and the reasons supporting the decision, to approve the acquisition of securities issued in an initial public offering or a limited offering as required by the Code shall be maintained in an appropriate office of the Company for a period of not less than five years after the end of the fiscal year in which approval is granted; and

    7. A copy of all written reports provided to the board of directors of any mutual funds for which Smith Breeden serves as investment adviser shall be preserved by the Company for a period of not less than five years after the end of the fiscal year in which the report is made, the first two years in an appropriate office of the company.

HISTORICAL DATES

REVISED AS OF January 17, 2005
REVISED AS OF SEPTEMBER 30, 2004
REVISED AS OF DECEMBER 4, 2001
REVISED AS OF AUGUST 30, 2000
REVISED AS OF APRIL 30, 2000
REVISED AS OF JUNE 9, 1998
REVISED AS OF JUNE 10, 1997
REVISED AS OF OCTOBER 10, 1996
ADOPTED AS OF OCTOBER 22; 1992

                                   APPENDIX A

                      SUMMARY STATEMENT ON INSIDER TRADING
                         AMENDED AS OF JANUARY 17, 2005

Under the Insider Trading and Securities Fraud Enforcement Act of 1988 and
Section 204A of the IAA, Smith Breeden, as an investment adviser, has an affirmative statutory obligation to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of Smith Breeden's business, to prevent misuse of material, non-public information (often called "inside information") by Smith Breeden or persons associated with Smith Breeden. Smith Breeden and its employees or staff can be subject to stringent civil and criminal penalties for trading securities while in possession of material, non-public information or improperly communicating mater, non-public information to others.

MATERIAL, NON-PUBLIC INFORMATION

Information is "non-public" when it has not been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, the following would be considered public information: (a) information found in a public filing with the SEC or a stock exchange, (b) information disseminated by the issuer or securities analysts to the investment community through written reports or public meetings, or (c) information appearing in publications of general circulation (for example, Bloomberg, Dow Jones News Service, Reuters Economic Services, The Wall Street Journal, etc.). Information has not been effectively communicated to the public if there has been: (a) selective disclosure to Smith Breeden or other institutional investors or to select groups of analysts or brokers, (b) partial disclosure as long as material component of the inside information remains undisclosed, or (c) insufficient time for the relevant securities market(s) to trade on the information.

Non-public information is deemed to be "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Generally, this is information the disclosure of which would have an impact on the price of a company's securities. No simple "bright line" test exists to determine when information is material: assessments of materiality involve a highly fact-specific inquiry. Material information often relates to a company's results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, and extraordinary management developments. Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press may be deemed material.

ACCESS TO MATERIAL, NON-PUBLIC INFORMATION

In order to guard against the misuse of material, non-public information, Smith Breeden employees and staff should be aware of following provisions regarding such information:

Any employee or staff member that believes he or she has receive information that might constitute material, non-public information with respect to any issues must immediately notify the Chief Compliance Officer. Any uncertainly on whether information is material, non-public information must be resolved by referring the question to the Chief Compliance Officer.

    o Such employee or staff member must also fully inform the Chief Compliance Officer on: (i) whether other individuals are aware of the information; (ii) what steps have been taken to prevent the information from being disseminated beyond those individuals who already have knowledge of it; (iii) whether the employee or staff member or other individuals may be in a position to receive further information on a regular or occasional basis; and (iv) any other information that the Chief Compliance Officer requests.

Employees and staff are strictly prohibited from providing access to material, non-public information about the Company's securities recommendations and the Company's Clients' securities holdings and transactions to persons who do not need such information to perform their duties to the Company or its client. All employees and stuff must take great care in protecting material, non-public information with respect to Smith Breeden's recommendations, holdings and transactions.

Disclosing material non-public information to inappropriate personnel whether for consideration or not (i.e., tipping) is prohibited. Disclosing material, non-public information to family friends or acquaintances may be grounds for immediate termination. Material non-public information must be disseminated on a "need to know" basis only to appropriate personnel. The Chief Compliance Officer must be consulted should a question arise as to who should be privy to material, non-public information.

    o Employees or staff members in possession of material, non-public information must take great care to restrict access to such information in accordance with the procedures outlined in the Company's Procedures to Safeguard Client Information and Electronic Systems Use Policy and Privacy Policy with respect to Non-Public Personal Information of Clients.

No employee or staff member may engage in a transaction in a financial instrument while in possession of material, non-public information concerning such financial instruments.

I, _________________________, acknowledge that I have received a copy of Smith Breeden's SUMMARY STATEMENT ON INSIDER TRADING and any amendments and understand the above provisions regarding the handling of material, non-public information.



-----------------------------------                          ------------------
Employee/Staff Member Signature                              Date